Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Diane McKenna	Suzi Sharp
214.265.2595	214.265.2558
dmckenna@metropcs.com	ssharp@metropcs.com

MetroPCS, Inc. Announces Tender Offer for its 10 3/4% Senior Notes Due 2011

Dallas- April 26, 2005 — MetroPCS, Inc. announced today that it has commenced a cash tender offer (the “Tender Offer”) to purchase any and all of its $150,000,000 aggregate principal amount 10 3/4% Senior Notes due 2011 (CUSIP 59170P AC 8) (the “Notes”). In connection with the Tender Offer, MetroPCS is soliciting consents (the “Consent Solicitation”) to proposed amendments that would eliminate certain restrictive covenants and default provisions contained in the indenture governing the Notes (the “Indenture”), and to the waiver of any and all defaults and events of default that may exist under the Indenture as of the date consents are accepted.

The Consent Solicitation will expire at 5:00 p.m., New York City time, on Tuesday, May 10, 2005, unless extended or earlier terminated by MetroPCS (the “Consent Date”). The Tender Offer will expire at 5:00 p.m., New York City time, on Tuesday, May 24, 2005, unless extended or earlier terminated by MetroPCS (the “Expiration Date”). Holders who tender their Notes pursuant to the Tender Offer must consent to the proposed amendments and the waiver, and holders may not deliver consents without tendering their Notes.

The Tender Offer and the Consent Solicitation are being made pursuant to the terms and subject to the conditions set forth in MetroPCS’ Offer to Purchase and Consent Solicitation Statement and the Letter of Transmittal and Consent, both dated April 26, 2005. The Consent Solicitation requires the consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes. One of the several conditions of the Tender Offer and the Consent Solicitation is MetroPCS’ ability to obtain financing necessary to complete the Tender Offer and the Consent Solicitation and certain related transactions. MetroPCS, Inc., through its wholly owned subsidiary MetroPCS Wireless, Inc., intends to enter into a new senior secured credit facility (the “Facility”) for up to an aggregate amount of $950 million to finance the Tender Offer and the Consent Solicitation. MetroPCS has engaged Bear, Stearns & Co. Inc. as Sole Lead Arranger and Book-runner, to arrange the Facility.

The total consideration for each $1,000 principal amount of Notes validly tendered and not revoked on or prior to the Consent Date will be an amount in cash equal to the price, calculated in accordance with standard market practice, based on the assumptions that the Notes will be redeemed at $1,053.75 per $1,000 principal amount of Notes on October 1, 2007 (the first optional redemption date with respect to the Notes) and that the yield to the earliest redemption date is equal to the sum of (A) the yield to maturity on the 2.75% U.S. Treasury Note due August 15, 2007, as calculated by Bear, Stearns & Co. Inc., based on the bid side price of such security as of 11:00 a.m., New York City time, on the tenth business day prior to the scheduled expiration date of the Tender Offer, plus (B) a fixed spread of 0.50% (50 basis points). Holders who validly tender (and do not validly withdraw) their Notes will also be paid accrued and unpaid interest up to, but not including, the date of payment for the Notes.

If the Tender Offer and the Consent Solicitation are consummated, a consent payment of $30.00 per $1,000 principal amount of Notes, which is included in the total consideration, will be paid on the date the Notes are accepted for purchase and purchased from the holders who tender their Notes and provide their consents to the proposed indenture amendments at or prior to 5:00 p.m., New York City time, on the Consent Date. Notes tendered and consents delivered at or prior to 5:00 p.m., New York City time, on the Consent Date, may not be withdrawn or revoked after that time. Holders who tender their Notes after such date will not be eligible to receive the consent payment. Instead, holders who validly tender (and do not validly withdraw) their Notes after the Consent Date and on or prior to the Expiration Date will receive the purchase price for the Notes but not the consent payment. The purchase price for the Notes is equal to the total consideration minus the consent payment.

Assuming the satisfaction or waiver of the conditions to consummation of the Tender Offer and the Consent Solicitation, payment of the total consideration for Notes validly tendered on or prior to the Consent Date is expected to be made promptly after MetroPCS obtains the financing necessary to complete the Tender Offer and the Consent Solicitation, but no later than promptly after the Expiration Date, if such Notes are accepted for purchase. Assuming the satisfaction or waiver of the conditions to consummation of the Tender Offer and the Consent Solicitation, payment of the purchase price for Notes validly tendered after the Consent Date and on or prior to the Expiration Date is expected to be made promptly after the Expiration Date if such Notes are accepted for purchase.

MetroPCS has retained Bear, Stearns & Co. Inc. to act as Dealer Manager for the Tender Offer and as Solicitation Agent for the Consent Solicitation. Questions about the Tender Offer or the Consent Solicitation may be directed to the Global Liability Management Group at Bear, Stearns & Co. Inc. at (877) 696-BEAR (US toll-free) or (877) 696-2327. Copies of MetroPCS’ Offer to Purchase and Consent Solicitation Statement and the Letter of Transmittal and Consent are available from the Information Agent, Mellon Investor Services LLC, by calling (877) 698-6870 (US toll-free).

This press release is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The Tender Offer and the Consent Solicitation are being made solely by means of the Offer to Purchase and Consent Solicitation Statement dated April 26, 2005.

About MetroPCS, Inc. – Dallas-based MetroPCS, Inc. is a wholly owned subsidiary of MetroPCS Communications, Inc. and a provider of wireless communications services. Through its subsidiaries, MetroPCS, Inc. holds 21 PCS licenses in the greater Miami, Tampa, Sarasota, San Francisco, Atlanta and Sacramento metropolitan areas. MetroPCS offers customers flat rate plans with unlimited anytime local and long distance minutes with no contract. MetroPCS is among the first wireless operators to deploy an all-digital network based on third generation infrastructure and handsets. For more information, visit the MetroPCS web site at www.metropcs.com.

Forward-looking statements – The matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, including MetroPCS’ future expectations concerning its financial and operating performance. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from MetroPCS’ actual future experience involving any one or more of such matters and subject areas. Such risks and uncertainties include the ability to complete the Tender Offer and Consent Solicitation, the ability to satisfy the financing condition, the outcome of the MetroPCS’ 2004 audit and the restatements of the MetroPCS’ financial statements for 2002, 2003 and first quarter 2004, the results and consequences of the audit committee’s ongoing independent investigation, economic conditions in MetroPCS’ targeted markets, performance of MetroPCS’ technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of MetroPCS’ services, access to sufficient capital to meet operating and financing needs and other risks and uncertainties. This press release speaks only as of its date, and MetroPCS disclaims any duty to update the information herein.

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